UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DAILY JOURNAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DAILY JOURNAL CORPORATION

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on February 19, 2025

___________________

To the Shareholders of

DAILY JOURNAL CORPORATION

The Annual Meeting of Shareholders of Daily Journal Corporation (the “Company”) will be held on Wednesday, February 19, 2025, at 10:00 a.m. Pacific Time at 949 E. 2nd Street, Los Angeles, CA 90012.

The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement which is attached hereto and incorporated herein:

(1)	Election of four members to the Board of Directors.

(2)	Ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the current fiscal year.

(3)	Approval of stock settlement of up to 2,000 Director Restricted Stock Units.

(4)	Such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 16, 2024 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABLITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 19, 2025

This Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Company’s Annual Report for the fiscal year ended September 30, 2024 may be viewed and printed from the Company’s website at www.dailyjournal.com/proxy.

By Order of the Board of Directors Brian Cardile Secretary

January 8, 2025

___________________

IMPORTANT

SHAREHOLDERS ARE URGED TO DATE, FILL IN, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DAILY JOURNAL CORPORATION

915 E. 1st Street

Los Angeles, California 90012

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

February 19, 2025

Your proxy in the enclosed form is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Wednesday, February 19, 2025, at 10:00 a.m. Pacific Time at 949 E. 2nd Street, Los Angeles, CA 90012.

Each properly executed proxy received prior to the Annual Meeting will be voted as directed, but, if not otherwise specified, proxies will be voted (1) for the election of the four nominees named in this Proxy Statement to the Board of Directors, (2) to ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the current fiscal year, and (3) to approve the stock settlement of up to 2,000 Director Restricted Stock Units. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the discretion of the holders thereof.

Each shareholder has the right to revoke such shareholder’s proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012, a written revocation or a properly executed proxy bearing a later date.

The Company will bear the cost it contracts for in the solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or e-mail by officers, directors and other employees of the Company (none of whom will receive additional compensation therefor). The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

The close of business on December 16, 2024 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The only voting securities of the Company are the 1,377,426 shares of Common Stock outstanding as of the record date. A majority of the Company’s outstanding shares of Common Stock as of the record date must be represented in person or by proxy to constitute a quorum for the Annual Meeting. All shares represented in person or by proxy, regardless of the nature of the vote, the indication of abstention or the absence of a vote indication, including broker non-votes, will be counted to determine the number of shares represented at the meeting. This Proxy Statement and the enclosed form of proxy are first being made available to shareholders on January 8, 2025.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Bylaws of the Company permit from three to seven members on the Board of Directors. Presently, four directors serve on the Board. The directors are elected annually and serve until the next annual meeting of shareholders and the election of their successors.

The independent members of the Board of Directors have nominated for election to the Board of Directors the four nominees listed below. Shareholders have cumulative voting rights in the election of directors. This means that each shareholder has the right to cast a number of votes equal to such shareholder’s number of shares of Common Stock multiplied by the number of directors to be elected, and to cast all of such votes for one nominee or distribute such votes among two or more nominees. The right to vote cumulatively is dependent on a shareholder’s giving notice of such shareholder’s intention to cumulate votes to an officer of the Company in writing 48 hours before the meeting commences. Once such notice is given, all other shareholders entitled to vote will be without further notice entitled to cumulate their votes. Unless otherwise instructed, the persons named in the accompanying form of Proxy will vote the proxies for the nominees listed below, reserving the right, however, to cumulate such votes and to distribute them among the nominees at their discretion.

Because this is an “uncontested” election in which there are four nominees for four seats on the Board of Directors, a director nominee shall be elected to the Board of Directors if the votes cast in favor of his or her election exceed the votes cast against his or her election. Abstentions are not counted as votes cast. Broker non-votes (which occur when a broker or nominee does not receive voting instructions from the beneficial owner and does not have discretion under applicable rules to direct the voting of the shares, such as in the election of directors) will not affect the outcome.

The Board of Directors of the Company does not contemplate that any of the following nominees will become unavailable prior to the meeting, but if any such persons should become unavailable, proxies will be voted for such other nominees as may be selected by the Company’s independent directors.

Director Nominees

Below is certain information as of December 31, 2024 about each nominee for election to the four seats on the Company’s Board of Directors:

Name	Age	Principal Occupation Last Five Years

Mary Conlin	60

Ms. Conlin joined the Board of Directors in May 2019. Ms. Conlin is retired. She was the former Director and Head of Marketing & Corporate Communications for Pixar Animation Studios. Prior to Pixar, Ms. Conlin worked at Warner Bros. Pictures as Director of International Distribution and Director of Worldwide Promotions for the theatrical division. She started her career in advertising at Young & Rubicam. Ms. Conlin is a director of The Beachbody Company, Inc., a fitness and media company.

Qualifications and Skills: Ms. Conlin graduated from Harvard Business School, and has decades of experience in advertising, marketing and promotions. She adds a valuable perspective that benefits both the Company’s traditional publishing business and its case management software business.

Name	Age	Principal Occupation Last Five Years

John B. Frank	68

Mr. Frank joined the Board of Directors in February 2022. He has been Vice Chairman since 2014, and Director since 2007, of Oaktree Capital Group, LLC (“Oaktree Capital”), a global investment management company. He is one of six members of Oaktree Capital’s Executive Committee and was previously the firm’s principal executive officer. He also serves on the Board of Oaktree Specialty Lending Corporation, and formerly served on the Boards of Oaktree Acquisition Corporation, Oaktree Strategic Income Corporation, Oaktree Acquisition Corporation II and Oaktree Acquisition Corporation III. Mr. Frank was Oaktree Capital’s Managing Principal from 2006 until 2014, having joined Oaktree Capital in 2001 as General Counsel. Prior to that he served as a partner of the law firm of Munger, Tolles & Olson LLP, where his practice focused on mergers and acquisitions and general corporate counseling. Mr. Frank is also a director and member of the Audit Committee of Chevron Corporation, one of the world’s leading integrated energy companies. Mr. Frank is a trustee of the XPRIZE Foundation, The James Irvine Foundation, and The John Randolph Haynes and Dora Haynes Foundation and a former long-time trustee of Good Samaritan Hospital, Polytechnic School and Wesleyan University.

Qualifications and Skills: Mr. Frank has extensive experience with business leadership, operations and finance, having served for over 20 years as a senior executive of Oaktree Capital, which conducts business worldwide from 19 offices around the globe. His work at Oaktree Capital has included two decades of experience with government officials regarding regulatory and public policy issues. While a partner of Munger, Tolles & Olson LLP, Mr. Frank had extensive experience with mergers and acquisitions and strategic, finance and corporate governance issues.

Steven Myhill-Jones	49

Steven Myhill-Jones has served as the Company’s Chairman and Chief Executive Officer since October 2023, and he served as Chairman and Interim Chief Executive Officer beginning in March 2022. Mr. Myhill-Jones is a Canada-based technology executive, entrepreneur and investor. He founded web-based geography software company Latitude Geographics in 1999, and served as its Chairman, President and CEO until September 2018. Following that sale, Mr. Myhill-Jones became an angel investor, and an advisor and mentor to technology businesses and entrepreneurs in his personal capacity and through his wholly owned company, SMJ Holdings Inc.

Qualifications and Skills: Mr. Myhill-Jones brings experience leading a software company for 19 years, which included complex implementations for government customers and evolving enterprise software products in the face of continuous ongoing technology change and strong competitive forces. From setting strategy to primary P&L responsibility, he evolved the business from its initial professional services focus to a high margin, software-centric business model with an international network of resellers and implementation partners.

Rasool Rayani	49

Rasool Rayani joined the Board in June 2024. Since 2011, Mr. Rayani has served as President of Heart Pharmacy Group, a family-owned and operated retail pharmacy group in Victoria, British Columbia. He has also served, since 2013, as a member of the Investment Committee of iNovia Capital, a venture capital firm.

Qualifications and Skills: Mr. Rayani has 23 years of experience leading software, healthcare and retail enterprises. His roles have spanned strategy, marketing, M&A, sales and general corporate management. In 2001, he co-founded Metalogix Software, a leading provider of compliance, migration and achieving solutions. Metalogix was acquired by Permira in 2014 and integrated with Quest Software. In 2023, Mr. Rayani took an advisory role with the British Columbia Investment Management Corporation Venture and Growth team, focusing on venture capital firms and direct investments. He also serves on the board, and is a past chair, of the Community Foundations of Canada.

Proxies given without instructions will be voted FOR the nominees listed above.

Besides Mr. Myhill-Jones, the Company’s only other executive officer is its Chief Financial Officer, Tu To, who serves as the principal financial officer and principal accounting officer. Certain information about Ms. To as of December 31, 2024 is set forth below:

Tu To	62	Ms. To has been the Company’s Chief Financial Officer since March 2022. Prior to that, she served as its Vice President since September 2019, and its Controller since 1994. Ms. To began working for the Company in its accounting department in 1987. She passed the uniform examination of the American Institute of Certified Public Accountants in 1995.

CORPORATE GOVERNANCE

The Board of Directors has determined that Messrs. Frank and Rayani and Ms. Conlin are “independent” in accordance with NASDAQ Listing Rule 5605(a)(2). Accordingly, a majority of the members of the Board of Directors are independent, as required by NASDAQ Listing Rule 5605(b)(1).

The Board of Directors has two standing committees: the audit committee and the compensation committee. Each committee consists of Messrs. Frank and Rayani and Ms. Conlin. During the fiscal year ended September 30, 2024, the Board of Directors held ten meetings, the audit committee held one meeting, and the compensation committee held four meetings. Each director serving at the time of an applicable meeting attended such meeting. The Company does not require its directors to attend the Annual Meetings of Shareholders, but each of the Company’s directors serving at the time other than Mr. Frank attended the 2024 Annual Meeting.

Audit Committee

The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is responsible for assisting the Board in fulfilling its responsibilities as they relate to the Company’s accounting policies, internal controls and financial reporting practices. The audit committee operates in accordance with a written charter that is not available on the Company’s website but that was attached as Appendix A to the proxy statement for the 2021 Annual Meeting of Shareholders. The Board of Directors has determined that Mr. Frank is an “audit committee financial expert,” as that term is used in Item 407 of Regulation S-K promulgated under the Exchange Act. The Board of Directors believes that Messrs. Frank and Rayani and Ms. Conlin are independent under NASDAQ Listing Rule 5605(a)(2), meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and satisfy the other audit committee membership requirements specified in NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The compensation committee is responsible for determining the compensation of the Company’s Chief Executive Officer and Chief Financial Officer. As required by NASDAQ Listing Rules, the compensation committee operates under a written charter that is not available on the Company’s website but that was attached as Appendix B to the proxy statement for the 2021 Annual Meeting of Shareholders. Neither of the Company’s executive officers determines or recommends the amount or form of his or her own compensation or of any director’s compensation. The compensation committee relies on its own good judgment in carrying out its duties and has not used compensation consultants. The compensation committee may form and delegate authority to subcommittees as it deems appropriate.

Nominations

There is no standing nominating committee, but the Company’s independent directors are responsible for selecting nominees for election to the Board of Directors. The Company believes that its independent directors are able to fully consider and select appropriate nominees for election to the Board without operating as a formal committee or pursuant to a written charter. For this same reason, the Company does not have a formal policy by which its shareholders may recommend director candidates, but candidates recommended by shareholders will certainly be considered. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board must meet the independence requirements of NASDAQ Listing Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although the independent directors nominating the slate may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. All relevant qualifications, as well as the needs of the Company in terms of compliance with NASDAQ listing standards and Securities and Exchange Commission rules, will be considered.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors believes that having Mr. Myhill-Jones serve as both Chairman and Chief Executive Officer gives him unambiguous executive authority, which benefits the Company and its shareholders as it navigates challenging environments in both its publishing and software businesses. At the same time, the full Board of Directors is responsible for managing the material risks facing the Company. Certain oversight responsibilities that touch on the risks facing the Company have been delegated to the audit committee and compensation committee in the ordinary course, but the principal executive officer reports to the full Board, and the full Board participates in the discussion and management of any material risks. As described later in this Proxy Statement, the Company has designed its executive compensation program to align the interests of the principal executive officer with those of the shareholders, and the Company does not believe that its executive compensation arrangements, plans, programs and policies are likely to pose a material risk or otherwise have a material adverse effect on the Company.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of the Company. The Code of Ethics was attached as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2020.

Related Person Transactions

The Company employs Hoa To and Ky To, the sister and brother of the Company’s Chief Financial Officer, Tu To. Hoa To works in the accounting department as Assistant Controller, and Ky To is the Company’s Information Technology Director. In fiscal 2024, the two of them received aggregate compensation of $412,000, compared to $406,000 in fiscal 2023. In 2025, their aggregate compensation is expected to be at approximately the same level as in fiscal 2024.

Anti-Hedging Policy

The Board of Directors has adopted a policy that prohibits all officers, employees and directors of the Company from engaging in any kind of hedging transaction that could reduce or limit such person’s economic risk with respect to his or her holdings, ownership or interest in or to shares of the Company’s Common Stock or any compensatory awards that are based on the financial performance of the Company or its subsidiaries, or the market value of the Company’s Common Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid by the Company during the last two fiscal years to its executive officers.

Summary Compensation Table

Annual Executive Compensation in Fiscal 2023 – 2024

	Fiscal Year	Salary	Bonus	Stock Awards*	Non-Equity Incentive Plan Compensation	Total
Steven Myhill-Jones
Chief Executive Officer	2024	$500,000	$400,000	$370,912	---	$1,270,912
	2023	$490,000	$560,000	---	---	$1,050,000
Tu To
Chief Financial Officer	2024	$215,000	$40,000	---	$166,290	$421,290
	2023	$210,000	$40,000	---	$193,060	$443,060

______________________________

*On July 25, 2024, the Compensation Committee of the Board approved a grant of 400 fully vested shares of Common Stock and 400 Restricted Stock Units to Mr. Myhill-Jones. The 400 fully vested shares were not actually issued to Mr. Myhill-Jones until December 2024 (i.e., during fiscal 2025), so they are included in the number of outstanding shares as of the December 16, 2024 record date, but not in the number of outstanding shares as of the end of fiscal 2024.

Executive Compensation Program

As in the past, the Company’s executive compensation program for fiscal 2024 consisted of three elements: base salary, year-end bonus and participation in the Management Incentive Plan. In addition, following approval by the shareholders of the Company’s Equity Incentive Plan at the 2024 Annual Meeting, the program now includes the possibility of stock and stock-based awards.

Salary and bonus payments are primarily designed to reward current and past performance, while awards granted pursuant to the Management Incentive Plan and the Equity Incentive Plan are aimed at providing incentives to enhance the long-term future performance of the Company. Mr. Myhill-Jones’ compensation included only a salary and bonus in fiscal 2023, and the Compensation Committee added a stock award component under the Equity Incentive Plan in fiscal 2024. Other executives and employees of the Company may participate in the Equity Incentive Plan, but no other awards have yet been granted.

During fiscal 2024, Mr. Myhill-Jones received a base salary of $500,000 and an annual bonus of $400,000. In fiscal 2023, his base salary was $490,000 and his annual bonus was $560,000, but he received no equity grants that year. In fiscal 2024, the Compensation Committee approved a grant of 400 shares of fully vested stock and 400 restricted stock units (“RSUs”) to Mr. Myhill-Jones. One-half of the RSUs vest on the first anniversary of the date of grant (i.e., July 25, 2025), and the remaining RSUs vest on the second anniversary of the date of grant, subject to Mr. Myhill-Jones’ continuous service with the Company through the applicable vesting date. If he is terminated without “Cause” (as defined in the Equity Incentive Plan) or there is a change in control of the Company, the vesting of the RSUs will accelerate. The RSUs are to be settled in shares of the Company’s Common Stock.

Ms. To received a salary of $215,000 and a bonus of $40,000 in 2024. She received a base salary of $210,000 and a bonus of $40,000 in fiscal 2023. The non-equity incentive plan compensation column in the Summary Compensation Table above reflects the supplemental compensation payouts to Ms. To under the Management Incentive Plan in each of fiscal 2024 and 2023, based on the Company’s earnings before taxes, workers’ compensation expenses, supplemental compensation expenses, and realized and unrealized gains or losses on investments.

The Management Incentive Plan is designed to link compensation to the performance of the Company by granting to participants a percentage of income before taxes (and the other items noted above) in the current year and each of the next nine years subsequent to the grant, provided they continue working for the Company or are retired (and not competing with any of the Company’s businesses) and have worked for the Company until age 65. If a participant dies while any of his or her certificates remain outstanding, future payments under those certificates will be made to the deceased participant’s beneficiaries. As of September 30, 2024, the Management Incentive Plan had three different kinds of certificates entitling participants to a share of the Company’s earnings related to their core responsibilities. Participants who work in the Company’s traditional publishing business were eligible to receive “Daily Journal Non-Consolidated Certificates,” while those working for Journal Technologies, Inc. were eligible to receive “Journal Technologies Certificates.” Ms. To and other long-term participants with responsibilities for the entire business were eligible to receive “Daily Journal Consolidated Certificates”. The Compensation Committee has not granted any Certificates to Mr. Myhill-Jones, electing instead to grant him equity awards under the new Equity Incentive Plan, as described below.

At September 30, 2024, 79,000 units for Daily Journal Non-Consolidated Certificates, 608,000 units for Journal Technologies Certificates and 146,000 units for Daily Journal Consolidated Certificates were outstanding under the Management Incentive Plan, while 424,307 shares of the Company’s Common Stock have been repurchased since the commencement of the Management Incentive Plan to counteract the dilution to earnings per share caused by grants under the plan. At September 30, 2024, 116,000 of the Daily Journal Consolidated Certificates were held by the Company’s former Chief Executive Officer and Chief Financial Officer, Gerald Salzman, and he received $838,680 in fiscal 2024 and $1,008,640 in fiscal 2023 pursuant to those Certificates. As noted above, a portion of Mr. Salzman’s Certificates expire each year, and his percentage share of the pre-tax profits of the Company will decline each year for the next six years, until they reach zero. His interest in the Company’s pre-tax earnings was 6.43% in fiscal 2024 compared to 7.09% in fiscal 2023.

Ms. To had certificates entitling her to 1.27% of the pre-tax earnings of the Company in 2024 and 1.36% in 2023, entitling her to $166,290 and $193,060 in those years, respectively. Her certificates that expired in fiscal 2023 and fiscal 2024 were not replaced.

Neither Mr. Myhill-Jones nor Ms. To has an employment contract with the Company, nor is either of them otherwise entitled to any sort of special payment in connection with the termination of employment or a change in control of the Company (except that the vesting of Mr. Myhill-Jones’ RSUs, which had a value of $196,040 as of fiscal 2024 year-end, will accelerate upon a change in control).

Outstanding Equity Awards at Fiscal 2024 Year-End

	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Steven Myhill-Jones	---	---	400	$196,040*

________________________

*Reflects the value of the 400 RSUs awarded to Mr. Myhill-Jones in fiscal 2024 based on the closing price of the Company’s Common Stock on September 30, 2024, which was $490.10 per share.

Pay for Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the following information is being provided for the Company’s principal executive officers (each “PEO”) and the non-PEO named executive officer for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (a)	Average Summary Compensation Table Total for Non-PEO NEOs (b)	Average Compensation Actually Paid to Non-PEO NEOs (b)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (c)	Net Income (Loss)
2024	$1,270,912	$1,281,496	$421,290	$421,290	$152.98	$78,113,000
2023	$1,050,000	$1,050,000	$443,060	$443,060	$91.77	$21,452,000
2022	$1,303,320	$1,303,320	$398,500	$398,500	$80.03	($75,624,000)

(a)     Mr. Myhill-Jones was the Company’s “PEO” for all of fiscal 2024 and 2023, and for a portion of fiscal 2022. He was paid $330,000 of the total listed above for fiscal 2022. Mr. Salzman was the Company’s PEO for the other portion of fiscal 2022, and he was paid $973,320 of the total listed above for that year. In accordance with SEC rules, in the “Actually Paid” column for 2024, the amount listed includes the value of the 400 RSUs received by Mr. Myhill-Jones as of September 30, 2024, rather than the lower grant date value, which is reflected in the “Summary Compensation Table Total.” The 400 fully vested shares received by Mr. Myhill-Jones are reflected at their grant date value in both columns.

(b)     Ms. To began serving as the Company’s Chief Financial Officer and a non-PEO named executive officer in March 2022. Prior to that time, Mr. Salzman served as the Company’s Chief Financial Officer and there were no other non-PEO named executive officers.

(c)     Represents the value of a fixed $100 investment made in the Company’s Common Stock on September 30, 2021 through the end of each listed year. Historical stock performance is not necessarily indicative of future performance.

Compensation of Directors

Directors who are Company employees or officers do not receive compensation for their service on the Board of Directors. Historically, non-employee directors other than Mr. Munger received a yearly stipend of $5,000, which was pro-rated for any partial year of service. In fiscal 2024, the Board of Directors approved an increase in the annual stipend to $25,000, together with an annual grant of RSUs valued at $25,000 on the date of grant (also pro-rated for any partial year of service). One-half of the RSUs vest on the first anniversary of the date of grant, and the remaining RSUs vest on the second anniversary of the date of grant, subject to the director’s continuous service on the Board through the applicable vesting date. The RSUs will be settled in cash, unless the shareholders approve the stock settlement of the RSUs at the Annual Meeting.

The Company reimburses directors for travel and other expenses incident to service, but it provides no other compensation or perquisites. Non-employee director compensation for fiscal 2024 is summarized in the following table:

Fiscal 2024 Non-Employee Director Compensation

Name	Fees earned or paid in cash	Stock Awards*	All other compensation	Total
John B. Frank	$11,667	$8,172	0	$19,839
Mary Conlin	$11,667	$8,172	0	$19,839
Rasool Rayani	$ 8,333	$8,172	0	$16,505

_____________________

* Reflects the grant of 21 RSUs to each director on May 23, 2024, representing the pro-rated portion of fiscal 2024 remaining after the start of the new program effective June 1, 2024. Mr. Rayani began serving as a director on June 1, 2024, so his fees paid in cash were pro-rated to reflect that he served on the Board for approximately one-third of the fiscal year.

AUDIT COMMITTEE REPORT

The Company’s audit committee has reviewed and discussed the audited financial statements with the Company’s management and has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, and by the Company’s audit committee charter. The audit committee has received written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year. Submitted by the members of the audit committee:

Mary Conlin John B. Frank Rasool Rayani

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2024 the names and holdings of those persons known to the Company to be beneficial owners of more than 5% of its Common Stock, the holdings of each director and nominee for director, and the holdings of all directors and executive officers as a group. Each person has sole investment and voting power, except where indicated otherwise.

Beneficial Owner	Amount Beneficially Owned		Percent of Class

RWWM Inc.	323,987	(1)	23.52%
Peter D. Kaufman, as trustee of certain trusts for the benefit of the Munger family	131,297	(2)	9.53%
BlackRock, Inc.	91,027	(3)	6.61%
The Vanguard Group	71,887	(4)	5.22%
Steven Myhill-Jones	400		-
Mary Conlin	100		-
John Frank	None		-
Rasool Rayani	None
Tu To	None		-
All directors and executive officer as a group (five persons)	500		-

(1)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2024, RWWM Inc. d/b/a Roseman Wagner Wealth Management, RWWM Inc. 401K Profit Sharing Plan, Roseman Wagner Partners, L.P., Scott P. Roseman and Aaron J. Wagner may be deemed to be the beneficial owners of 323,987 shares in the aggregate. According to the Schedule 13G/A, the address of each reporting person is 4970 Rocklin Road, Suite 200, Rocklin, California 95677.

(2)

According to a Schedule 13D filed with the Securities and Exchange Commission on December 18, 2020, Peter D. Kaufman may be deemed to be the beneficial owner of 131,297 shares in his role as trustee of certain trusts for the benefit of the Munger family that hold shares of Company Common Stock. According to the Schedule 13D, Mr. Kaufman’s address is 1211 Air Way, Glendale, California 91201.

(3)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2024, BlackRock, Inc. may be deemed to be the beneficial owner of 91,027 shares. According to the Schedule 13G/A, the address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(4)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on November 12, 2024, The Vanguard Group may be deemed to be the beneficial owner of 71,887 shares. According to the Schedule 13G/A, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The audit committee of the Board of Directors has selected Baker Tilly US, LLP (“Baker Tilly”) to serve as the Company’s independent registered public accounting firm for fiscal 2025. A representative of Baker Tilly is expected to be present at the Annual Meeting to make such statements as Baker Tilly may desire and to answer appropriate questions from shareholders.

Ratification of the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the current fiscal year will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstentions have no effect on the outcome. Brokers and other nominees have the discretion under applicable rules to vote on the ratification of Baker Tilly when they have not received voting instructions from the beneficial owner on a timely basis.

If Baker Tilly’s appointment is not ratified, the audit committee will reconsider whether to retain Baker Tilly, but still may retain the firm. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment of the Company’s independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest.

Proxies given without instructions will be voted FOR ratification of Baker Tilly as the Company’s independent accountants.

APPROVAL OF STOCK SETTLEMENT OF UP TO 2,000 DIRECTOR RESTRICTED STOCK UNITS

(Item 3 on the Proxy Card)

History and Rationale

The Company’s non-employee directors historically received a stipend of $5,000 per year (except for Mr. Munger, who never took the stipend). This amount had remained the same for more than 30 years and was generally considered a token of appreciation rather than a true director compensation plan.

In fiscal 2024, the Board of Directors decided that it was time to revise the non-employee director program (the “Program”) to help attract new independent directors and better align the Program with the interests of the Company’s shareholders through an equity-linked component. Accordingly, as described above, the Board of Directors approved an increase in the cash portion of the Program from $5,000 per year to $25,000 per year, and it also approved an annual grant of RSUs to each director valued at approximately $25,000.

The rules of the Nasdaq Stock Market require the Company to obtain shareholder approval before any issuances of shares of the Company’s Common Stock are made pursuant to the RSUs granted under the Program. Accordingly, the Company is asking for shareholder approval to issue up to 2,000 shares of the Company’s Common Stock in settlement of RSUs granted to directors under the Program. As is the case with most public companies, the Company believes that its directors will have additional alignment with shareholders by receiving a portion of their compensation in stock. At the same time, the Company believes 2,000 shares is a relatively modest amount that will not cause any significant dilution to shareholders.

The Board of Directors also believes that the issuance of up to 2,000 shares of the Company’s Common Stock is an appropriate amount at this time given the number of current and anticipated non-employee directors, the annual value of the stock component of the Program, and the Company’s Common Stock price. If the Company requires additional authorized shares to settle all of the granted awards in the future, it will seek additional shareholder approval prior to issuing more than 2,000 shares in settlement of director RSUs (or pursuant to any other equity-linked awards).

Currently, there are 195 director RSUs issued and outstanding to non-employee directors of the Company. Of that total, 63 were issued with respect to fiscal 2024, and 132 were issued with respect to fiscal 2025. Based on the Company’s stock price on December 31, 2024, those 195 director RSUs have a value of approximately $110,758.

If the shareholders do not approve the stock settlement of director RSUs at the Annual Meeting, the currently outstanding director RSUs and any future equity-linked awards issued to directors will be settled in cash (unless otherwise approved by shareholder in the future) based on the value of the underlying shares of the Company’s Common Stock on the date of vesting.

Summary of the Program

Cash and Equity Awards. Each non-employee director shall receive an annual payment of $25,000 in cash, and an annual award of RSUs valued at approximately $25,000 (rounded down to the nearest whole share).

Eligibility. Only non-employee directors are eligible to participate in the Program. Employee directors, such as Mr. Myhill-Jones, are eligible to participate in the Company’s regular Equity Incentive Plan.

Types of Awards. The Program specially provides for the equity component of the Program to be an annual grant of RSUs on terms substantially like those granted to employees under the Equity Incentive Plan. Director RSUs provide for the director to receive the cash value of a certain number of shares of the Company’s Common Stock at a future date. If the shareholders approve the issuance of shares to settle payment of the RSUs, then the director will receive the actual number of shares stated in the RSU award rather than the cash value of those shares. Subject to acceleration upon a change in control, as described below, one-half of the RSUs vest upon the first anniversary of the date of grant, and the remainder vest upon the second anniversary, subject to the director continuing to serve on the Board until the applicable vesting date. The vesting schedule associated with future grants may vary, including if a different schedule is used for awards to employees under the Equity Incentive Plan

Cancellation. If an RSU is cancelled, expires before vesting or is settled for cash, then any shares subject to such award may be used to settle other grants under the Program.

Transferability. The RSUs are generally not transferrable.

Change in Control. If there is a change in control of the Company, the vesting of the outstanding awards will generally accelerate.

Amendment and Termination. The Board of Directors may terminate, amend or modify the Program at any time. However, the additional approval of the Company’s shareholders generally will be required to increase above 2,000 the number of shares available to settle grants under the Program or to make any other amendment to the extent shareholder approval is necessary to satisfy any applicable law or stock exchange rule.

Federal Income Tax Consequences. RSUs are generally subject to tax at the time of payment (which will be as soon as practicable following the applicable vesting date) based on the fair market value of the award on that date. A portion of the shares may be withheld from the settlement to cover taxes owed by the director, and the withheld shares may be used to settle other grants under the Program.

Vote Required

The issuance of up to 2,000 shares of Company Common Stock to settle director RSUs will be considered approved by the Company’s shareholders if the votes cast in favor of approval of the stock settlement exceed the votes cast against approval at the Annual Meeting. Under South Carolina law and the Company’s governing documents, abstentions and broker non-votes have no effect on the outcome.

Proxies given without instructions will be voted FOR approval of the issuance of up to 2,000 shares of Company Common Stock to settle Director Restricted Stock Units.

OTHER MATTERS REGARDING

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Baker Tilly billed aggregate fees of approximately $297,500 for professional services rendered for audits of the Company’s fiscal 2024 financial statements, and for the three quarterly reviews of the financial statements included in the Company’s Forms 10-Q. Baker Tilly billed aggregate fees of approximately $275,000 for the same services in fiscal 2023.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees billed by Baker Tilly in fiscal 2024 and 2023.

Tax Fees

There were no fees billed by Baker Tilly in either fiscal 2024 or 2023 for tax compliance, tax advice or tax planning. The Company’s tax services are performed by a separate outside accounting firm.

All Other Fees

The “audit fees” mentioned above are the only fees billed by Baker Tilly in fiscal 2024 and 2023.

Pre-Approval Policy

Pursuant to the rules and regulations of the Securities and Exchange Commission, before the Company’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to a pre-approval policy. The audit committee has adopted a pre-approval policy, and it was attached as Appendix C to the proxy statement for the 2021 Annual Meeting of Shareholders.

The policy requires the audit committee to specifically pre-approve each service that the Company’s independent auditor provides to the Company (including audit services, tax services and other services), with the exception of certain audit-related services that do not impair the firm’s independence. Generally, pre-approval under the policy is provided for a period of 12 months and relates to a particular category or group of services. Pre-approval fee levels for all services are also established periodically by the audit committee. To ensure prompt handling of unexpected matters, the chair of the audit committee has been delegated authority under the policy to amend or modify any pre-approved non-audit services and fees, with any such action to be reported to the full committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to the Board generally. The policy also contains a list of non-audit services which the Company’s independent auditor is prohibited from providing if the results of those services would be subject to audit procedures during the audit of the Company’s financial statements.

The audit committee pre-approved all services provided by Baker Tilly during fiscal 2024.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and all persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that during fiscal 2024 all filing requirements were timely satisfied. Note that Mr. Myhill-Jones filed a Form 3 on December 16, 2024 reporting his initial ownership of the 400 shares of Company Common Stock granted to him in fiscal 2024. Mr. Myhill-Jones did not actually receive those shares from the Company until fiscal 2025 following the establishment of the necessary international brokerage accounts and subsequent confirmation of the transfer of shares.

OTHER MATTERS

Other Business

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed in the notice of Annual Meeting and discussed above. If other matters should come before the meeting, however, the persons named in the form of proxy will vote in accordance with their best judgment.

Cost of Solicitation

The solicitation of proxies for the Annual Meeting will be made primarily by mail. The Company may reimburse persons holding shares in their names as custodians, nominees, or fiduciaries for expenses they may incur in obtaining instructions from beneficial owners of such shares.

Proposals of Security Holders

It is expected that the Company’s 2026 Annual Meeting will be held on or about February 18, 2026. Shareholders desiring to submit proposals for action at that meeting will be required to submit them to the Company on or before September 10, 2025. Any such shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Shareholders intending to present proposals from the floor of the 2026 Annual Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, must notify the Company of such intentions before November 24, 2025. After such date, the Company’s proxy in connection with the 2026 Annual Meeting will confer discretionary authority on the Board to vote on any such proposals.

Annual Report to Shareholders

Enclosed with this Proxy Statement is the Annual Report of the Company for the year ended September 30, 2024.

Additional Information

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Shareholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request prior to the date of the Annual Meeting. The request should identify the person requesting the Report as a shareholder of the Corporation as of December 16, 2024. The exhibits of that Report will also be provided upon request and payment of copying charges. Requests should be directed to Brian Cardile, Secretary, Daily Journal Corporation, 915 E. 1st Street, Los Angeles, California 90012.

By Order of the Board of Directors Brian Cardile Secretary

DATED: January 8, 2025

PROXY

DAILY JOURNAL CORPORATION

The undersigned hereby appoints Mary Conlin and Steven Myhill-Jones as proxyholders, each with the power to appoint their substitute; hereby authorizes them or either of them to represent and vote as designated below all the shares of common stock of Daily Journal Corporation held of record by the undersigned on December 16, 2024 at the Annual Meeting of Shareholders to be held on February 19, 2025 or any adjournment thereof; and hereby acknowledges receipt of the Notice of 2025 Annual Meeting of Shareholders and Proxy Statement.

1. Election of four Directors

Mary Conlin	☐ **FOR**	☐ **AGAINST**	☐ **ABSTAIN**
John B. Frank	☐ **FOR**	☐ **AGAINST**	☐ **ABSTAIN**
Steven Myhill-Jones	☐ **FOR**	☐ **AGAINST**	☐ **ABSTAIN**
Rasool Rayani	☐ **FOR**	☐ **AGAINST**	☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

4. In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

(Please sign and date the Proxy on the reverse side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted FOR the election of each director, and FOR proposals 2 and 3.** Unless otherwise specified, if cumulative voting is requested in any election of directors, the proxyholders or their substitute may cast an equal number of votes for each nominee for director or cumulate such votes and distribute them among the nominees at the discretion of such proxyholders.

This Proxy is solicited on behalf of the Board of Directors of Daily Journal Corporation.

Dated: ______________________________

Signature: ______________________________

Signature: ______________________________

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.